UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 21, 2010
Baxter International Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620

(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015-4633

(Address of principal executive offices)	(Zip Code)
(847) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In connection with the resignation of Joy A. Amundson from her position as Corporate Vice President and President, BioScience, Ms. Amundson and the Company entered into an agreement (the “Agreement”) pursuant to which Ms. Amundson is entitled to: (a) receive a lump sum cash payment in the amount of $285,000 to recognize her performance and contributions in 2010; (b) remain eligible to vest in her 2008 grant of 19,200 performance share units; (c) continue to receive her base pay through December 31, 2010; (d) receive a monthly separation payment in the amount of $97,500 for a period of eighteen months commencing January 31, 2011; (e) receive payments not to exceed $6,000 relating to her COBRA coverage; and (f) receive a $50,000 payment for outplacement services. Ms. Amundson has agreed to assist in the transition of her duties, be bound until June 30, 2012 to certain non-solicitation and non-competition covenants and waive her right to assert any claims against the Company. This summary of the material terms of the Agreement is qualified in its entirety by reference to the text of the Agreement filed herewith as Exhibit 10.23 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	The following exhibit is filed herewith:

10.23	Agreement, dated October 21, 2010, between Joy A. Amundson and the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.
By:	/s/ Stephanie A. Shinn
Stephanie A. Shinn
Corporate Vice President and Corporate Secretary

Date: October 21, 2010

Exhibit Index

Exhibit
No.	Description
10.23	Agreement, dated October 21, 2010, between Joy A. Amundson and the Company.